Exhibit 99.1

Transocean Ltd. Announces Private Exchange Agreement Relating to Existing Exchangeable Bonds, Certain Internal Reorganization Transactions, and Evaluation of Potential Liability Management Transactions

STEINHAUSEN, Switzerland – August 5, 2020 – Transocean Ltd. (NYSE: RIG) (“Transocean”) announced today that it has executed a private exchange agreement relating to the 0.5% Exchangeable Bonds due 2023 (the “Existing Exchangeable Bonds”) issued by Transocean Inc., Transocean’s wholly-owned subsidiary, that it has commenced certain internal reorganization transactions, and that it is evaluating certain potential liability management transactions.

Pursuant to the private exchange agreement, Transocean Inc. agreed to exchange approximately $356 million aggregate principal amount of its Existing Exchangeable Bonds for approximately $213 million aggregate principal amount of new 2.5% Senior Guaranteed Exchangeable Bonds due 2027 (the “Senior Guaranteed Exchangeable Bonds”) to be issued by Transocean Inc. The Senior Guaranteed Exchangeable Bonds will be guaranteed by Transocean and three indirect holding company subsidiaries of Transocean Inc.: Transocean Mid Holdings 1 Limited (“Mid Holdings 1”), Transocean Mid Holdings 2 Limited (“Mid Holdings 2”) and Transocean Mid Holdings 3 Limited (“Mid Holdings 3”, collectively with Mid Holdings 1 and Mid Holdings 2, the “Structurally Senior Guarantors”). The Structurally Senior Guarantors are owned by Transocean Holdings 1 Limited, Transocean Holdings 2 Limited and Transocean Holdings 3 Limited, which, following the internal reorganization transactions, will continue to own, directly or indirectly, all of the outstanding equity interests of the other subsidiaries of Transocean Inc., including Transocean Asset Holdings 1 Limited, Transocean Asset Holdings 2 Limited and Transocean Asset Holdings 3 Limited. The exchange is subject to customary closing conditions.

The Senior Guaranteed Exchangeable Bonds will have an initial exchange rate of 162.1626 Transocean common shares, par value $0.10 Swiss francs per share (“Common Shares”), per $1,000 original principal amount, subject to adjustment, and will be convertible into Common Shares, implying an initial exchange price of approximately $6.17 per share.

Transocean has also commenced a series of internal reorganization transactions involving the transfer of certain assets and liabilities of certain indirect, wholly-owned subsidiaries of Transocean Inc., including the transfer of the harsh environment floaters Transocean Endurance and Transocean Equinox and the indebtedness secured thereby, to a newly created indirect subsidiary of Transocean.

Transocean is evaluating additional potential liability management transactions in connection with its efforts to prudently manage its liquidity and debt maturities. In connection therewith and in order to proactively evaluate strategic alternatives to manage its capital structure, Transocean has retained Lazard Frères & Co. LLC, as financial advisor. At this time, no decisions have been made by Transocean with respect to additional future liability management transactions.

There can be no assurance that any such transactions will be offered or consummated by Transocean or Transocean Inc. Transocean does not undertake any obligation to provide any updates with respect to any such liability management transactions, except as required under applicable law.

The Senior Guaranteed Exchangeable Bonds and Transocean’s Common Shares issuable upon exchange of the Senior Guaranteed Exchangeable Bonds have not been registered under the Securities Act of 1933, as amended, or under any state securities laws and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements. This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or

Exhibit 99.1

qualification under the securities laws of any such state or jurisdiction.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 39 mobile offshore drilling units consisting of 27 ultra-deepwater floaters and 12 harsh environment floaters. In addition, Transocean is constructing two ultra-deepwater drillships.

Forward-Looking Statements

This press release contains certain forward-looking information and forward-looking statements as defined in applicable securities laws (collectively referred to as “forward-looking statements”). Forward-looking statements include statements regarding the Transocean’s plans to exchange the Existing Exchangeable Bonds for Senior Guaranteed Exchangeable Bonds, evaluate strategic alternatives to manage its capital structure and transfer certain assets and liabilities of certain of its subsidiaries.

Forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Transocean to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause actual results to vary include, but are not limited to, risks relating to the closing of the private exchange agreement, conditions in financial markets, investor response to the private exchange agreement, and other risk factors as detailed from time to time in Transocean’s reports filed with the U.S. Securities and Exchange Commission.

Readers are cautioned against unduly relying on forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, Transocean undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information or future events or otherwise.

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647